Exhibit 99.1

For:	Calavo Growers, Inc.
Contact:	Lee E. Cole Chairman, President and CEO (805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

FISCAL 2017 FOURTH QUARTER AND FULL-YEAR RESULTS

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Fourth Quarter Highlights Include:

•	Revenues Climb to $277.2 Million, up 12 Percent from $247.7 Million a Year Earlier, on Higher Sales in All Segments
•	Gross Margin Up 16 Percent–$31.5 Million Versus $27.1 Million One Year Ago
•	Net Income Rises 11 Percent to $10.3 Million from $9.2 Million Last Year
•	Diluted EPS Advances to 59 Cents from 53 Cents in Fiscal 2016 Final Period

Full-Year Highlights Include:

•	Record Revenues of $1.1 Billion Versus $935.7 Million in Fiscal 2016—Up 15 Percent
•	Gross Margin Dollars Increase by 7 Percent to New All-Time High of $114.5 Million from $107.5 Million Last Year
•	Net Income Totals $37.3 Million–$38.0 Million After Adjusting for Certain Expenses–Versus $38.0 Million Last Year

Looking Forward:

•	Avocado Industry Outlook Calls for Consumption Increase Exceeding 20 Percent in 2018
•	Company Forecasts Fiscal 2018 Consolidated Revenue Growth of 20 Percent Leading to Double-Digit Increase in EPS

SANTA PAULA, Calif. (Dec. 19, 2017)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported fiscal 2017 fourth-quarter and full-year results. Revenues, gross margin and net income all registered double-digit gains in the final quarter, according to the company, a global avocado-industry leader and expanding provider of value-added fresh food.

For the three months ended Oct. 31, 2017, net income rose 11 percent to $10.3 million, equal to $0.59 per diluted share, from $9.2 million, or $0.53 per diluted share, in last year’s final quarter. Revenues in the most recent quarter advanced to $277.2 million, an increase of 12 percent from $247.7 million in the fiscal 2016 fourth period.

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Calavo Growers Announces Fiscal 2017 Fourth Quarter and Full-Year Results/2-2-2

Gross margin climbed 16 percent in the fourth quarter to $31.5 million, equal to 11.4 percent of revenues, from $27.1 million, or 10.9 percent of revenues, in the final period last year. Operating income of $16.8 million in this year’s fourth quarter reflects an 8 percent increase from $15.5 million one year ago.

Chairman, President and Chief Executive Officer Lee E. Cole stated: “Calavo posted an excellent operating performance in its fiscal 2017 final quarter to cap another successful year.

“Double-digit revenue growth was powered by higher sales in each of the company’s three business segments, but most notable was our Renaissance Food Group unit where the top line rose 26 percent from last year’s fourth quarter as expansion initiatives continued to take root. This also represents the 25th consecutive quarter of double-digit, year-over-year growth at RFG – further demonstrating the long-term strength of that business.

“Sharply higher gross margin dollars are indicative of strong performance in the company’s Fresh business segment and Calavo’s outstanding avocado production and sales management capabilities. We continued to successfully navigate through market conditions where consumer demand has routinely exceeded available fruit supply.”

Cole continued: “Calavo Foods posted fourth-quarter sales growth exceeding 25 percent compared to last year’s corresponding period. While high fruit input prices continued to affect Calavo Foods profitability in the quarter, the business unit’s gross margin improved across the months within the quarter, an indicator of continued recovery.    Furthermore, Calavo Foods remains a highly complementary and now faster-growing component of the company’s overall strategy.

“In sum, these fourth quarter results helped enable Calavo to register a record-setting fiscal 2017, as full-year revenues surpassed $1 billion for the first time in company history, gross margin dollars reached a new record level, and adjusted net income matched the all-time high set last year. These achievements in our financial results were delivered while we also continued to invest in a series of exciting operating initiatives that are anticipated to drive our growth moving forward,” said Cole.

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Calavo Growers Announces Fiscal 2017 Fourth Quarter and Full-Year Results/3-3-3

Net income for the year ended Oct. 31, 2017 equaled $37.3 million, or $2.13 per diluted share. Full year results include nearly $1.2 million in operating expenses related to senior management team transitions during the first fiscal quarter of 2017, which net of income tax total approximately $0.8 million, or $0.04 per diluted share. Excluding these expenses, adjusted net income in the fiscal year totaled $38.0 million, or $2.17 per diluted share, versus $38.0 million, or $2.18 per diluted share in fiscal 2016. Fiscal 2017 full-year revenues grew by 15 percent to $1.1 billion from $935.7 million in the preceding year.

Full-year gross margin climbed to $114.5 million, equal to 10.7 percent of revenues, from $107.5 million, or 11.5 percent of revenues, in fiscal 2016.    Operating income was $57.9 million in the most recent year versus $61.1 million in fiscal 2016.

Fresh business segment fourth-quarter revenues edged upward to $146.1 million in fiscal 2017, which compares with $143.4 million in the final period last year. Gross margin in the Fresh segment jumped by approximately $8.6 million, or 57 percent, to $23.8 million, or 16.3 percent of segment sales, from $15.2 million, equal to 10.6 percent of segment sales, in the fourth quarter last year. Total Fresh unit volume in the most recent quarter was 2.9 million compared to 3.2 million last year.

Revenues in the RFG segment rose to $110.6 million in the most recent quarter, a 26 percent increase from $87.9 million in fiscal 2016’s final period. RFG gross margin was $6.1 million, or 5.6 percent of segment sales, versus $7.4 million, or 8.4 percent of segment sales in last year’s fourth quarter. The company’s presentation of RFG broker commission expenses, which totaled $0.8 million in the fiscal fourth quarter, are now presented as selling, general and administrative (SG&A) expenses rather than as a reduction in net sales as was done in prior years. Adjusted for this change, segment gross margin in the most recent quarter would have been $5.3 million, or 4.8 percent of segment sales. According to the company, RFG continues to make exceptional strides implementing its growth agenda. RFG’s growth within the quarter and across the fiscal year can be attributed to its broadened geographic reach, expanded relationships with new and existing customers, as well as its extended range of product solutions.

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Calavo Growers Announces Fiscal 2017 Fourth Quarter and Full-Year Results/4-4-4

Popularity of the company’s new meal kit products continues to grow and early indications suggest it offers considerable promise to the segment. Investments related to these growth initiatives temporarily impacted segment gross margin during the quarter. Margin was also impacted in the quarter by Hurricane Harvey, whose effects briefly interrupted production at RFG’s Houston manufacturing facility.

Calavo Foods segment revenues advanced by 25 percent to $20.5 million from $16.4 million in last year’s fourth quarter. Gross margin totaled $1.6 million, or 7.7 percent of segment sales, as compared with $4.6 million or 27.8 percent of segment sales, in the like period of fiscal 2016. Top line growth is attributable to higher sales volumes as well as the price increases referenced in our Q3 earnings announcement. Gross margins improved compared to our fiscal third quarter, however, on a year-over-year basis continued to experience the impact of higher raw material costs, with fruit-input costs approximately doubling from the final quarter last year.

Selling, general and administrative (SG&A) expense in the fiscal 2017 final period reached $14.7 million, equal to 5.3 percent of total revenues, versus $11.6 million, or 4.7 percent of total revenues, in last year’s fourth quarter. The year-over-year increase in SG&A expense is primarily due to a change in presentation of RFG broker commissions noted above, as well as an increase in headcount associated with the Company’s growth initiatives.

Outlook

Commenting on fiscal 2018, CEO Cole stated: “Building upon the accomplishments of the most recent year, Calavo moves forward in a very strong position and I’m very confident and optimistic about the company’s course ahead.

“The current year’s avocado forecast calls for a larger all-source domestic fruit supply which bodes well for our Fresh segment. The current industry outlook suggests that supply should increase this year over 20 percent, even after accounting for any fruit loss from the recent California fires. To that point, the industry remains on an extended avocado-consumption growth trajectory–both domestically and internationally.

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Calavo Growers Announces Fiscal 2017 Fourth Quarter and Full-Year Results/5-5-5

Calavo–with its breadth of resources across sourcing, production and distribution–is well positioned to satisfy this sustained uptick in demand. Calavo’s fresh avocado production capacity is being further augmented by our newest packinghouse in Jalisco, Mexico, which came online in fiscal 2017, and is enabling us to better serve customers in Asia, Canada and Europe. For the reasons noted above, we expect double digit revenue growth for our Fresh segment in fiscal 2018.

“RFG’s top-line growth has been and is expected to remain strong in fiscal 2018. Fresh, convenient food continues to be one of the fastest-growing segments in the retail grocery business. We expect the 20-plus percent revenue-expansion trend line will continue in 2018. This growth rate is attributable to increased customer penetration in new markets resulting from the business segment’s expanded geographic footprint and an expanding portfolio of products including meal kit components. We anticipate that RFG will realize greater production efficiencies and economies of scale and move segment gross margins toward historic levels across fiscal 2018.

“Turning to Calavo Foods, we expect another year of strong double-digit revenue growth for the segment. As raw material costs moderate, we expect segment margins to return to historic norms. Our expectation is for Calavo Foods to provide solid incremental contribution to revenues and gross margin in the current year,” Cole said.

With respect to FreshRealm, which Calavo seeded and continues to hold a substantial ownership interest, Cole stated: “Fiscal 2018 is expected to be a watershed year for FreshRealm. After several years of planning and development, its leading-edge platform merging technology, supply and fulfillment of prepared, perishable food for home delivery and in-store meal kits, gained considerable traction in fiscal 2017 with customer expansion that has been exciting to watch. We believe it to be a harbinger of additional new customer penetration to come and revenue expected to reach nine figures in 2018.

“Strategic initiatives implemented in the past three years are all solidly in place and are expected to serve as the drivers of Calavo’s continued revenue and profit growth. It leaves me enormously optimistic about fiscal 2018 and beyond. To that end, I am

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Calavo Growers Announces Fiscal 2017 Fourth Quarter and Full-Year Results/6-6-6

confident in forecasting top-line growth of 20 percent leading to a double-digit increase in earnings per share in the current year. We look forward to reporting on our progress toward this end as fiscal 2018 progresses,” Cole concluded.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce (tomatoes). The Renaissance Food Group segment (“RFG”) creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation and Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on international products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$6,625	$13,842
Accounts receivable, net of allowances of $2,490 (2017) and $2,063 (2016)	69,750	70,101
Inventories, net	30,858	31,849
Prepaid expenses and other current assets	6,872	14,402
Advances to suppliers	4,346	4,425
Income taxes receivable	1,377	334

Total current assets	119,828	134,953
Property, plant, and equipment, net	120,072	87,837
Investment in Limoneira Company	40,362	34,036
Investment in unconsolidated entities	33,019	24,652
Deferred income taxes	9,783	14,944
Goodwill	18,262	18,262
Other assets	22,791	13,249

	$364,117	$327,933

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$16,524	$20,965
Trade accounts payable	22,911	22,447
Accrued expenses	39,946	31,095
Short-term borrowings	20,000	19,000
Dividend payable	16,657	15,696
Current portion of long-term obligations	129	138

Total current liabilities	116,167	109,341
Long-term liabilities:
Long-term obligations, less current portion	439	445
Deferred rent	2,732	2,307
Other long-term liabilities	657	-

Total long-term liabilities	3,828	2,752
Commitments and contingencies
Noncontrolling interest, Calavo Salsa Lisa	-	771
Total shareholders’ equity	244,122	215,069

	$364,117	$327,933

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended October 31,		Year ended October 31,
	2017	2016	2017	2016
Net sales	$277,204	$247,655	$1,075,565	$935,679
Cost of sales	245,689	220,570	961,021	828,145

Gross margin	31,515	27,085	114,544	107,534
Selling, general and administrative	14,701	11,574	56,651	46,440

Operating income	16,814	15,511	57,893	61,094
Interest expense	(226)	(144)	(1,023)	(756)
Other income (expense), net	352	(409)	904	(10)

Income before provision for income taxes	16,940	14,958	57,774	60,328
Provision for income taxes	6,567	5,260	20,450	21,869

Net income	10,373	9,698	37,324	38,459
Less: Net income attributable to noncontrolling interest	(107)	(459)	(54)	(437)

Net income attributable to Calavo Growers, Inc.	$10,266	$9,239	$37,270	$38,022

Calavo Growers, Inc.’s net income per share:
Basic	$0.59	$0.53	$2.14	$2.19

Diluted	$0.59	$0.53	$2.13	$2.18

Calavo Growers, Inc.’s shares used in per share computation:
Basic	17,429	17,355	17,416	17,347

Diluted	17,544	17,447	17,514	17,431

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

(in thousands)

	Fresh products	Calavo Foods	RFG	Total
Three months ended October 31, 2017
Net sales	$146,061	$20,519	$110,624	$277,204
Cost of sales	122,281	18,933	104,475	245,689

Gross margin	$23,780	$1,586	$6,149	$31,515

Three months ended October 31, 2016
Net sales	$143,423	$16,368	$87,864	$247,655
Cost of sales	128,266	11,818	80,486	220,570

Gross margin	$15,157	$4,550	$7,378	$27,085

For the three months ended October 31, 2017, and 2016, inter-segment sales and cost of sales of $0.4 million and $1.5 million between Fresh products and RFG were eliminated. For the three months ended October 31, 2017 and 2016, inter-segment sales and cost of sales of $0.9 million and $0.7 million between Calavo Foods and RFG were eliminated.

	Fresh products	Calavo Foods	RFG	Total
Year ended October 31, 2017
Net sales	$582,662	$74,395	$418,508	$1,075,565
Cost of sales	510,286	61,042	389,693	961,021

Gross margin	$72,376	$13,353	$28,815	$114,544

Year ended October 31, 2016
Net sales	$538,687	$63,494	$333,498	$935,679
Cost of sales	480,690	41,046	306,409	828,145

Gross margin	$57,997	$22,448	$27,089	$107,534

For fiscal year 2017, and 2016, inter-segment sales and cost of sales of $1.3 million and $4.3 million between Fresh products and RFG were eliminated. For fiscal year 2017 and 2016, inter-segment sales and cost of sales of $3.2 million and $2.7 million between Calavo Foods and RFG were eliminated.

Source: Calavo Growers, Inc.